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                    PHILADELPHIA INTERNATIONAL ADVISORS, LP
                      CODE OF PROFESSIONAL RESPONSIBILITY
                            As of January 24, 2006

I. INTRODUCTION

This Code of Professional Responsibility ("Code") is intended to articulate the ethical, legal and moral responsibilities of all partners, officers, directors and employees ("Employees") of Philadelphia International Advisors, LP ("PIA") as found in PIA's Code of Ethical Standards. It formalizes the principles, obligations and standards of behavior expected of all Employees. No attempt has been made to detail all responsibilities in all occasions. Employees are expected to apply the spirit of the Code in circumstances not specifically addressed.

All Employees are obliged to monitor their personal and professional affairs so as not to discredit PIA. An Employee's personal conduct should reflect the highest professional standards of behavior. Employee behavior at work reflects upon PIA and its clients; therefore, Employees are expected to:

  .   Obey all laws and regulations that apply to PIA's business.

  . Avoid activities that could create conflicts of interest or even the appearance of a conflict of interest with PIA or a client.

  . Respect the confidentiality of information about those with whom PIA has business relationships as more fully articulated in PIA's Privacy Policy.

All Employees are expected to read, understand and follow this Code. Annually, all Employees are required to acknowledge in writing that they have received a copy, have read it, understand its contents and have not violated any provision. The Chief Compliance Officer compiles and maintains all employee certifications. Violation of any provision of this Code may result in disciplinary action including dismissal. Any violation of criminal law applicable to PIA's business, involving or located on PIA property will be reported to the appropriate authorities for prosecution.

The examples that follow are only guidelines concerning the application of the standards. Any questions by an Employee concerning the application of this Code to their circumstance should be addressed to the Employee's supervisor.

II. LAWS & REGULATIONS

Numerous national, state and local laws of the U.S., Canada and other countries apply to PIA and its business. Rule 204A-1 also requires compliance with Federal Securities Laws which are defined as the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Invesment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, and the rules adopted under any of these statutes, and the Bank Secrecy Act as it applies to Funds and investment advisers and its rules. Employees are expected to conduct all business dealings according to these laws. Violating any of them could subject the Employee or PIA to criminal and civil penalties. Employees should contact their supervisor with any questions about laws or how they apply to particular situations.

   A. Anti-Competitive Activities - The Sherman Antitrust Act prohibits any combination, conspiracy or agreement among competitors to restrict or prevent competition. A specific violation of this Act could be a formal or informal agreement between an Employee and a competitor of PIA to (i) fix prices, (ii) allocate markets, (iii) allocate funds or (iv) refuse to deal with particular suppliers or clients.

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   Employees must avoid any agreements with PIA's competitors (or even circumstances that might give the appearance of such agreements) relating to how PIA conducts its business. Employees should be especially careful at social or professional gatherings and at trade association meetings.

   A "tying arrangement" is one in which a seller conditions his sale of a product or service on a buyer's purchase of a separate product or service. For instance, Employees may not tie services to obtaining or assisting in obtaining a grant, a contract or services from a client or any account at PIA.

   B. Illegal Use of Corporate Funds - The purpose of any transaction that relates to PIA funds or assets must be revealed and recorded at the time of the transaction. An Employee:

     . may not record or participate in the recording of incorrect or fictitious entries in the books or records of PIA;

     . may not use PIA funds or assets for political contributions in connection with federal, state or local elections. For purposes of this provision, an Employee's time during regular working hours, PIA equipment and supplies, office space, clerical help and advertising facilities are all considered corporate assets;

     . may not make any payment for an expressed purpose on PIA's behalf to any individual who intends to use the money for a different purpose; or

     . may not make payments, whether corporate or personal, of cash or other items of value to political candidates, to government officials, or to businesses, that are designed to influence their judgment or actions in connection with any PIA activity.

   It is PIA's policy not to take sides (whether in financial support or endorsement) in political elections. Where necessary and appropriate, PIA will participate in political lobbying conducted by industry or trade organizations for the purpose of influencing legislation affecting PIA's business.

   C. Criminal Laws - A number of criminal statutes apply to Employees of all financial institutions. These laws generally forbid such activities as:

     .   accepting a fee, commission or gift for obtaining a service;

     .   stealing, embezzling or misapplying corporate funds or assets;

     . using threats, physical force or other unauthorized means to collect money;

     .   recording false entries;

     . using corporate funds or assets to finance campaigns for political office;

     . making a loan or giving a gift to an examiner who has the authority to examine PIA;

     .   misusing federal records and documents;

     .   accessing PIA's computerized financial records without authorization;
         or

     .   defrauding PIA.

   Criminal statutes also provide a penalty for those who know that a criminal offense has been committed and who helps the criminal avoid capture or punishment. Employees who suspect criminal activity should notify all members of the Executive Committee.

III. CONFLICTS OF INTEREST

Employees cannot participate in any activity that could cause a conflict of interest or give the appearance of a conflict of interest. As a rule of thumb, any time that an Employee has a financial interest in a transaction or activity, a conflict of interest exists. Care should then be taken to address, manage or remove the conflict pursuant to applicable PIA policies or procedures.

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All employees are required to acknowledge all potential conflicts of interest through an annual survey. The survey asks detailed questions regarding employee (and direct family) relationships and outside activities to document any potential conflict of interest. The Chief Compliance Officer compiles and maintains the employee acknowledgements. All material conflicts are monitored by the Chief Compliance Officer.

   A. Transactions With PIA Or Parties Related to PIA - Employees must put the interests of the client, then the interests of PIA ahead of their own personal interests. Generally, an Employee will have a conflict of interest if there is a difference between an Employee's personal interests and the interests of PIA and/or PIA's clients. A conflict of interest is broadly defined to occur when an Employee allows any interest, activity or influence outside of PIA to:

      .   influence the Employee's judgment when acting on behalf of PIA;

      .   compete against PIA;

      .   negatively affect the way the Employee performs regular duties; or

      .   harm PIA's reputation.

   Employees cannot participate in any activity that could cause a conflict of interest or give the appearance of a conflict of interest. Care should then be taken to address, manage or remove the conflict pursuant to applicable PIA policies or procedures.

       1. Securities - PIA will not invest in the stock and obligations of, or assets acquired from:

        .   PIA or any of its Employees;

        . affiliates of PIA or any of their directors, officers, or Employees; or

        . other individuals or entities with whom there exists an interest that might affect PIA's exercise of its best judgment.

       2. Loans, Sales, or Other Transfers from Fiduciary Accounts - PIA will not lend, sell, or otherwise transfer assets of a client account to:
       U.S(S) 92a(h) and 12 C.F.R. (S) 9.12 (b)(1) & 2)).

        .   PIA or any of its directors, officers, or Employees;

        . affiliates of PIA or any of their directors, officers, or Employees; or

        . other individuals or entities with whom there exists an interest that might affect the PIA's exercise of its best judgment.

       3. Conflicts of Interest - Employees are restricted from becoming involved in certain business dealings with PIA and others. Employees are prohibited from:

        . Directly or indirectly, buying assets from or selling assets to PIA or any account for which PIA acts;

        . Representing PIA in any transactions requiring judgment or discretion with a person or organization in which the Employee has a financial or material interest. For example,

        . Managing an account of a relative or close personal friend might impair or appear to impair professional judgment or the performance of duties. Therefore, Employees should avoid such transactions. Any exception needs the approval of the Executive Committee.

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   B. Outside Activities - Employees are expected to avoid any outside interest or activity that will interfere with their duties.

       1. General Guidelines - An Employee's outside interests or activities:

        . should not significantly encroach on the time or attention devoted to their duties;

        .   should not adversely affect the quality of their work;

        . should not involve any significant use of PIA's equipment, facilities, or supplies;

        . should not imply PIA's sponsorship or support (for example, through the use of PIA's stationery for personal purposes); and

        .   should not adversely effect the reputation of PIA.

       2. Appointments - All Employees must obtain prior approval from the head of the Executive Committee before accepting any fiduciary appointment, directorship or other outside position. An Employee may not:

        . represent any non-PIA company in any transaction with PIA, which involves the exercise of discretion on the part of either party;

        . accept a position as an officer or director of a corporation or become a member of a business partnership.

       This provision does not apply to limited partnerships solely for investment purposes or services as director or officer of purely social, civil, religious or charitable institutions. Exceptions to this provision must be authorized by the Executive Committee.

       3. Political Activities - PIA encourages Employees to take an active interest in political and governmental affairs and to keep informed concerning political issues and candidates. However, an Employee may not act as a representative of PIA in any political activity unless specifically authorized to do so by the Executive Committee.

       4. Outside Employment - An Employee may not accept outside employment as one who prepares, audits, or certifies statements or documents pertinent to PIA's business. In addition, Employees must obtain approval from the Executive Committee before accepting employment:

        . as a broker, contractor, or agent who engages in real estate transactions such as negotiating and selling mortgages, making investments for other, appraising property, or collecting rents; or

        . as an attorney, tax or investment counselor or insurance broker or agent.

       Employees may also be prohibited by law from participating in "interlocking affiliations", that is, dual service, in the following areas:

        . as an Employee of an organization which is primarily engaged in the issue, flotation, underwriting, public sale or distribution of stocks, bonds or other securities;

        . as a director, officer or Employee of any commercial bank, banking association, trust company or savings bank; or

        . as a director or officer of a registered public utility holding company or subsidiary.

   C. Accepting Gifts - Employees may not accept gifts from clients for providing PIA services.

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   Employees may not accept gifts under circumstances intended to influence the
   Employee. For instance, Employees may not accept gifts from consultants, attorneys, insurance and real estate agents, salesmen, brokers, accountants, or other potential referral recipients.

   Gifts include receipt of cash, securities, property, special discounts and free services.

   These restrictions do not apply to:

        .   gifts or bequests receive based on family relationships;

        . food and entertainment received at a regular luncheon, dinner or business meeting (e.g., pre-arranged luncheon/dinner with an analyst, strategist);

        . loans from banks or other financial institutions received on regular terms to finance proper credit needs;

        . advertising or promotional material received which has a value not exceeding $100;

        . awards received from charitable, civic, religious or similar organizations for contributions or service; or

        . non-cash gifts of nominal value ($100.00) received from or given to clients or suppliers for holidays, birthdays or other special occasions.

   Employees are expected to use particular care and good judgment to achieve and maintain independence and objectivity. To this end, any unsolicited entertainment at a social, cultural or sporting event, provided by any person or entity that does business with or on behalf of PIA, must include both the Employee and the representative of the sponsoring firm. If tickets to these types of events are provided to an Employee without a representative of the sponsor in attendance, then the prior approval of any of the members of the PIA Executive Committee is required.

   Gifts received by PIA employees, regardless of value, must be disclosed. PIA employees will document all gifts received on their quarterly transaction report. The Chief Compliance Officer will compile and monitor a log of all gifts received to ensure adherence to the stated policy. Gifts from a single source may not exceed $100 in aggregate during the calendar year.

   D. Making Gifts -- Employees may not offer gifts under circumstances intended to influence a client or a supplier in conducting business. Employees may not make gifts to clients without the prior approval of the President.

   Employees may not make gifts of cash or other property to consultants, attorneys, insurance and real estate agents, salesmen, brokers, accountants, etc., for giving or referring business to PIA.

   These restrictions do not apply to:

     .   gifts or bequests based on family relationships;

     . food and entertainment at a regular luncheon, dinner or business meeting;

     .   advertising or promotional material; or

     . non-cash gifts of nominal value ($100.00) given to clients or suppliers for holidays, birthdays or other special occasions.

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   E. Honoraria - No Employee or any member of the Employee's immediate family may accept cash honoraria for public speaking or writing services on behalf of PIA. If a cash honorarium is tendered, an Employee may request that it be donated to a charity of their choice. Employees may accept non-cash honoraria of limited value with the approval of a member of the PIA Executive Committee. Employees may also accept reimbursement of related expenses.

   F. Referrals - Employees may name several candidates without indicated favoritism when asked by a client to recommend consultants, attorneys, accountants, insurance brokers or agents, stock brokers, real estate agents, etc. Under no circumstances may an Employee make a recommendation if there is the appearance that the Employee may benefit from making it. Employees may not recommend a family member. An Employee may include a family member's firm or other professionals associated with a family member if such relationship is disclosed to the client.

   G. Investments - Because investments can lead to conflicts of interest, all Employees must follow these investment guidelines. In addition, all Employees are required to follow additional restrictions contained in PIA's Personal Trading Guidelines.

       1. Investments Employees May Not Make - When considering investment, you may not invest (directly or indirectly) in a publicly held security whenever:

        . such a transaction would place PIA under obligation (financial or other) to any investment banking or brokerage firm or to the seller or issuer of the security;

        . Employee knows PIA is in the process of buying or selling the security for its own account or for the account of others;

        . Employee possesses information not available to the general public that is likely to affect the price of the security;

        . Employee is considering acting as advisor to the issuer of the security, or

        .   Employee is recommending the sale or purchase of the security.

       2. Investments That Require Approval - Employees are required to obtain approval from the Executive Committee:

        . before investing (directly or indirectly) in a privately held company which is a PIA client;

        . if Employee subsequently becomes aware that he/she holds (directly or indirectly) stock in a privately held company which is a PIA client; or

        . if Employee has responsibility for providing services to a company that is a PIA client and attempts to acquire or hold more than 5% of the shares of that client's stock.

   Rules of various stock exchanges require brokers to obtain PIA's approval for the opening of accounts for Employees. Because margin trading can create serious financial problems, all Employees are urged to avoid margin transactions.

   H. Clients and Suppliers - In dealing with clients and suppliers, situations sometimes occur that may create a conflict or the appearance of a conflict of interest. To avoid such situations, corporate policies were developed in the following areas:

       1. Loans - Employees are not permitted to borrow from or lend personal funds to clients, brokers, or suppliers of PIA. Credit transactions in the normal course of business (for example, transacting business with a recognized lending institution or charging items at a department store) are not included in this restriction.

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       2. Advising Clients - Employees may be asked by a client to make a statement regarding the legal implications of a proposed transaction. Employee cannot give legal advice to clients unless giving such advice is part of their regular corporate responsibilities. Employees should be cautious that statements are not inappropriately interpreted as giving legal advice.

       3. Financial Incentives from Mutual Funds and Other Investments Vendors
       - Generally, neither PIA nor any of its Employees may accept financial incentives from vendors of mutual funds or other investments with which it does business on behalf of fiduciary accounts. Financial incentives include anything of more than nominal value which PIA or its Employees may receive directly or indirectly from a vendor, including items such as 12b-1 fees, computer equipment and seminars. Each decision to give business to a particular vendor must be made solely on the basis of factors which relate to the appropriateness of that vendor and its services or products for the accounts which will use them. PIA should never place itself in a position where the receipt of financial benefits in connection with any transaction may influence its judgment.

IV. CONFIDENTIALITY

Employees routinely have knowledge, reports or statements about PIA's business or possess confidential information about the private or business affairs of PIA's clients and suppliers. Such information is privileged and must be held in the strictest confidence.

Confidential information is to be used only for corporate purposes. Under no circumstances may an Employee use such information for personal gain or pass it on to any person outside of PIA, including family or friends, or even to other Employees who do not need such information to carry out their duties.

Please refer to PIA's Privacy Policy.

Employees may possess confidential information about those with whom PIA has business relationships. If released, such information could have a significant effect on their operations, business reputation or the market price of their securities. Disclosing such information could expose both the Employee and PIA to liability for damages. Such information must be kept confidential.

    A. Financial - Financial information about PIA is confidential unless it has been published in reports to shareholders or otherwise has been make available to the public. Except as required by law, financial information is not to be released to any person. Any questions about disclosing financial information shall be referred to a member of the PIA Executive Committee.

    B. Regulatory - PIA is periodically examined by regulatory examiners. Any reports made by those regulatory agencies are the property of those agencies and strictly confidential. Employees may not give copies of regulatory reports to anyone, including examiners from other regulatory agencies.

       There may be civil and/or criminal sanctions for giving a regulatory report to an unauthorized person. Giving information from those reports to anyone not officially connected with PIA is a criminal offense. Any questions about disclosing regulatory information shall be referred to a member of the PIA Executive Committee.

    C. Proprietary - Certain non-financial information developed by PIA, such as business plans, methods of doing business, computer software and databases, is information that is proprietary and confidential. Employees are not to disclose it to anyone outside of PIA or use it directly or indirectly for their personal benefit or for the benefit of any third party that is not entitled to such information.

    D. Investment - PIA forbids any Employee from trading, either personally or on behalf of a client account, on material nonpublic information, or communicating material nonpublic information to other persons in violation of the law. This conduct is frequently referred to as "insider trading". PIA's Code applies to every Employee and extends to activities within and outside their duties for PIA. Please refer to PIA's Personal Trading Guidelines.

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V. SEPARATION OF DUTIES AND CONTROLS

It is PIA's policy that no one person shall handle all aspects of a transaction from beginning to end. To assure compliance with this Code, operating procedures should provide for:

  .   the appropriate separation of duties among those who:
      initiate transactions
      maintain books of record
      maintain custody over or control the movement of securities and/or other assets;

  . the appropriate separation of duties among those who make decisions concerning the selection of investment vehicles for fiduciary accounts and those who are involved in the business servicing of clients issuing such investment vehicles;

  .   dual control in connection with the transfer and redemption of securities;

  . the independence of account officers and Employees approving or reconciling accounts from those disbursing funds; and

  . the prohibition of receipt or release of securities or other assets without supporting documents and authorization tickets signed by authorized individuals whom are independent of the transactions being processed.

Through its review and monitoring of policies/procedures, The PIA Policy & Compliance Committee ensures that separations of duties is properly maintained.

VI. Certification of Compliance

PIA requires all Employees to certify in writing annually that they have read and understand the Code, and recognize that they are subject thereto. The Chief Compliance Officer compiles and maintains all Employee certifications. Employees must report any violations of the Code promptly to the Chief Compliance Officer.